EXHIBIT 10.25

MARATHON OIL CORPORATION

2007 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNIT AWARD AGREEMENT

2010-2012 PERFORMANCE CYCLE

Section 16 Officer

Pursuant to this Award Agreement and the Marathon Oil Corporation 2007 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on February 24, 2010, [NUMBER] performance units (“Performance Units”), conditioned upon the Corporation’s TSR Percentile Ranking for the 2010-2012 Performance Cycle. The Performance Units are subject to the following terms and conditions:

1.     Relationship to the Plan.

This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined herein (including in Paragraph 14 of this Award Agreement), capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

2.     Determination of Payout Percentage. As soon as practical following the close of the 2010-2012 Performance Cycle, the Committee shall determine the TSR Percentile Ranking. Thereafter, the Committee shall determine the Payout Percentage as follows:

(a)     If the TSR Percentile Ranking is below the 25th percentile, the Payout Percentage shall be zero.

(b)     If the TSR Percentile Ranking is at or above the 25th percentile, the Payout Percentage shall be equal to or less than the TSR Percentile Ranking multiplied by 2.

(c)     Notwithstanding anything herein to the contrary, if the TSR calculated for the 2010-2012 Performance Cycle is negative, then the Payout Percentage shall not exceed 100%.

(d)     Notwithstanding anything herein to the contrary, the Committee has sole and absolute authority and discretion to reduce the Payout Percentage as it may deem appropriate.

3.     Vesting of Performance Units. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 4, 5, 6, or 7, following the Committee’s determinations pursuant to Paragraph 2, the Participant shall vest in and be entitled to receive a cash payment equal to the product of (i) the number of Performance Units granted hereunder and (ii) the Payout Value. Such cash payment shall be made as soon as administratively feasible following the Committee’s determination under Paragraph 2 and, in any event, on or before March 15, 2013. If, in accordance with the Committee’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 3 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

4.     Termination of Employment. If Participant’s Employment is terminated prior to the close of the 2010-2012 Performance Cycle for any reason other than death or Retirement, the Participant’s right to the Performance Units shall be forfeited in its entirety as of such termination, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.

5.     Termination of Employment due to Death. If Participant’s Employment is terminated by reason of death prior to the close of the 2010-2012 Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full as of the date of death and the Payout Percentage shall be 100%. A cash payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3 on the first day of the third month following the death of the Participant. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

6.     Termination of Employment due to Retirement. In the event of the Retirement of the Participant on or after July 1, 2011, the Participant’s Performance Units may be considered for vesting following the close of the 2010-2012 Performance Cycle. At the discretion of the Committee, the Participant may vest in and be entitled to receive a cash payment equal to the product of (i) the percentage equal to the days of Participant’s Employment during the 2010-2012 Performance Cycle divided by the total days in the 2010-2012 Performance Cycle, (ii) the number of Performance Units granted hereunder, and (iii) the Payout Value. Such cash payment shall be made as soon as administratively feasible following the Committee’s determination under Paragraph 2 and, in any event, during the calendar year following the close of the 2010-2012 Performance Cycle. If, in accordance with the Committee’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 6 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the 2010-2012 Performance Cycle shall have no effect on this Paragraph 6.

7.     Vesting Upon a Change of Control. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control prior to the end of the 2010-2012 Performance Cycle, the Participant’s right to receive the Performance Units, unless previously forfeited pursuant to Paragraph 4, shall vest in full and the Payout Percentage shall be 100%. A cash payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3 on the first day of the third month following the Change in Control. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

8.     Repayment or Forfeiture Resulting from Forfeiture Event.

(a)     If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

(b)     If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount in cash (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c)     This Paragraph 8 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 8 shall not apply to the Participant following the effective time of a Change in Control.

9.     Taxes. Pursuant to Section 13 of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the cash otherwise payable to the Participant, or from other compensation payable to the Participant, at the time of the vesting and delivery of such cash payment.

10.     No Shareholder Rights. The Participant shall in no way be entitled to any of the rights of a shareholder as a result of this Award Agreement.

11.     Nonassignability. Upon the Participant’s death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Units shall have no effect.

12.     No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

13.     Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

14.     Definitions. For purposes of this Award Agreement:

“2010-2012 Performance Cycle” means the period from January 1, 2010 to December 31, 2012.

“Beginning Stock Price” means the average of the daily closing price of common stock for each trading day of the calendar month preceding the commencement of the 2010-2012 Performance Cycle, historically adjusted, if necessary, for any stock split, stock dividend, recapitalizations, or similar corporate events that occur during the measurement period.

“Change in Control,” unless otherwise defined by the Committee, means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i)     any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);

(ii)     the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(iii)     there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.

Notwithstanding any other provision to the contrary, in no event shall the transfer of ownership interests in the Corporation in and of itself constitute a Change in Control under this Award Agreement.

“Cumulative Dividends” means the sum of all cash dividends paid on a share of common stock during the 2010-2012 Performance Cycle. The Participant shall not be entitled to receive any dividend payments in conjunction with this award of Performance Units.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

“End Stock Price” means the average of the daily closing price of common stock for each trading day of the calendar month ending on the last day of the 2010-2012 Performance Cycle.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Payout Percentage” means the percentage (between 0% and 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 2, which shall be used to determine the value of each Performance Unit.

“Payout Value” means, for each Performance Unit, the product of the Payout Percentage and $1.00.

“Peer Group” means the companies that are members of the AMEX Oil Index as of the last business day of the 2010-2012 Performance Cycle, or such other group of companies as selected by the Committee at its discretion.

“Retirement” means (i) for an Employee participating in the Retirement Plans, termination on or after the time at which the Employee is eligible for retirement under the Retirement Plans, or (ii) for an Employee not participating in the Retirement Plans, (a) for an Employee with ten or more years of Employment, termination on or after the Employee’s 50th birthday or (b) termination on or after the Employee’s 65th birthday.

“Retirement Plans” means the Retirement Plan of Marathon Oil Company, the Marathon Petroleum Company LLC Retirement Plan, or a successor plan to either of such plans, as applicable.

“Total Shareholder Return” or “TSR” means the number derived using the following formula:

(End Stock Price – Beginning Stock Price) + Cumulative Dividends

Beginning Stock Price.

“TSR Percentile Ranking” means the relative ranking of the Corporation’s Total Shareholder Return for the 2010-2012 Performance Cycle as compared to the Total Shareholder Return of the Peer Group companies during the 2010-2012 Performance Cycle, expressed as a percentile ranking.

Marathon Oil Corporation

By	/s/ Eileen M. Campbell
Authorized Officer